Exhibit 6.13

PROMISSORY NOTE

Loan Amount: $____,000	_________, 2018

FOR CASH RECEIVED, HYLETE, INC. ("Maker") promises to pay __________________(the "Payee"), in lawful money of the United States of America the principal sum of the Loan Amount set forth above, together with interest in accordance with the provisions hereof.

1.       PAYMENTS.

1.1       Interest. Interest shall accrue on the Loan Amount at annual rate of ten percent (10.0%) calculated on a simple per-diem basis calculated on a three-hundred and sixty-five (365) day basis.

1.2       Repayment Date. Within thirty-days (30 days) after the earlier of: Maker’s Initial Public Offering (“IPO”) or December 31st, 2019, (the "Maturity Date"), all of the Loan Amount and accumulated interest shall become due and payable, unless otherwise mutually agreed upon by both Maker and Payee.

1.3       Business Day. If any payment of interest or principal under this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of California.

1.4       Method of Payment. Any payment of principal or interest owed to Payee hereunder may be made by electronic transfer to such account as Payee shall designate to Maker in writing.

1.5       Prepayment. Maker may prepay all or any portion of the Loan Amount without premium or penalty provided that Maker will pay Payee the total accrued amount of the interest.

1.6       Late Fee. Interest and principal not paid within thirty days (30) days after the Maturity Date shall be subject to a late charge of five percent (5%) of the total amount due.

2.       WARRANTS & FEES. Payee will be issued warrants for common stock of Maker in an amount equal to one percent (1.0%) of the fully diluted equity ownership of Maker for one-million dollars ($1,000,000) of the Loan Amount (or pro rata portion thereof), calculated by Maker as of the Maturity Date, subject to the terms of the form of warrant agreement attached hereto as EXHIBIT A (“Form of Warrant”). Maker shall pay Payee a non-refundable administration and closing fee of two percent (2.0%) of the Loan Amount upon funding by Payee.

3.       GENERAL PROVISIONS.

3.1       Governing Law. This Note is governed by the laws of the State of California without regard to conflicts of laws principles thereof.

3.2       Parties in Interest. This Note is binding on and shall inure to the benefit of the parties hereto and each of their successors and assigns provided however this Note may not be assigned by Payee without the prior written consent of the Maker.

3.3       Construction. The headings of sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof' and "hereunder" and similar references refer to this note in its entirety and not to any specific section or subsection hereof. This Note shall be deemed to have been drafted by all parties hereto and, in the event of a dispute, no party hereto shall be entitled to claim that any provision should be construed against any other party by reason of the fact that it was drafted by one particular party.

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3.4       Seniority. This Note shall be junior and subordinate to debt owed by the Maker to Black Oak and Chung Family Trust and be senior to any dividends payable to holders of preferred stock issued by the Maker.

3.5       Legal Fees. In the event of any litigation concerning this Note, including actions or proceedings to enforce this Note, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party.

3.6       Arbitration. Any controversy or claim arising out of or relating to this Agreement or the making, performance, or interpretation of it, shall be settled by binding arbitration under the commercial arbitration rules of JAMS (Judicial and Medication Service) then existing. Any proceeding shall take place in San Diego County, California or a mutually agreed venue. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. All the provisions of California Code of Civil Procedure Section 1283.05 shall be conclusively deemed to be incorporated herein and made a part hereof, and shall be applicable to this agreement to arbitrate.

3.7       Notices. All notices under this Note shall be in writing. Any such notice may be served personally, transmitted by email, addressed as indicated below, or to such other address as such party may designate by written notice as provided herein. Any such communication shall be deemed effective upon personal delivery, upon confirmed receipt of notice transmitted by e-mail in accordance with this section.

If to Payee:	_______________	EMAIL: _____________________
If to Maker:	Ron Wilson, CEO	EMAIL:

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first above stated.

HYLETE, INC.

By: _______________________
Name: Ron L. Wilson, II
Title: CEO

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